Exhibit 10.1

TRANSITION TO CONSULTING SERVICES AND RELEASE OF CLAIMS

May 2, 2025

Branden Neish
Dear Branden:
This Transition to Consulting Services and Release of Claims (the “Agreement”) confirms the agreement between you and Weave Communications, Inc., a Delaware corporation (the “Company”) regarding the termination of your employment with the Company and conversion to consulting services with no gap in service, in each case, as set forth in more detail below. Capitalized but undefined terms have the definitions set forth in your Employment Agreement dated April 6, 2022 (the “Employment Agreement”).
1.Termination Date. You have voluntarily terminated your employment with the Company effective May 16, 2025 (the “Termination Date”). You specifically acknowledge and agree that your termination of employment with the Company is a voluntary resignation. After the Termination Date, you agree that you will not represent to anyone that you are still an employee of the Company and you will not say or do anything purporting to bind the Company or any of its affiliates.
2.No Other Amounts/Benefits Owed. The Company acknowledges and agrees that it will pay all Accrued Benefits to you (in accordance with, and as defined in, the Employment Agreement). Except for the Accrued Benefits, which will remain due to you until such amounts are paid or provided, you acknowledge and agree that you have been paid all of your salary and all other wages earned through the Termination Date and have not earned any wages, salary, incentive compensation, bonuses, commissions or similar payments or benefits or any other compensation or amounts, including unreimbursed business expenses, that have not already been paid to you. Except for the Accrued Benefits, you also agree that, prior to the execution of this Agreement, you were not entitled to receive any further payments or benefits from the Company, and the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement; provided further, that you specifically acknowledge and agree that you are not entitled to the severance benefits described in Section 6 of the Employment Agreement because this is a voluntary termination of employment.
3.Post-Employment Consulting. You and the Company agree that, after your Termination Date, you will serve as a consultant to the Company. You agree to provide such services as an independent contractor pursuant to the terms of the document the consulting agreement attached hereto as Attachment A (the “Consulting Agreement”).
4.General Release. In consideration for the post-employment consulting services and related compensation pursuant to the Consulting Agreement, and for other good and valuable consideration, the sufficiency of which you hereby acknowledge, you hereby waive and release to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against the Company and/or its predecessors, successors, past or present subsidiaries, affiliated companies, investors, branches or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past, present, or future insurers, officers, directors, agents, attorneys, employees, stockholders, assigns and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to your employment with the Company or the termination of that employment relationship. This waiver and release includes, without limitation, claims to wages, including overtime or minimum wages, bonuses, incentive compensation, equity compensation, vacation pay or any other compensation or benefits; any claims for failure to provide accurate itemized wage statements, failure to timely pay final pay or failure to provide meal or rest breaks; claims for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment or employment classification, claims for attorneys’ fees or costs; claims for penalties; any and all claims for stock, stock options or other equity securities of the Company; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; any claims of discrimination, harassment, or retaliation based on sex, age, race, national origin, disability or on any other protected basis; any claims under any applicable law prohibiting discrimination, harassment and/or retaliation; and claims under all other laws, ordinances and regulations.
You covenant not to sue the Released Parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except as required by law. Nothing in this Agreement precludes you from participating in any investigation or proceeding before any government agency or body. However, while you may file a charge and participate in any such proceeding, by signing this Agreement, you waive any right to bring a lawsuit against the Released Parties and waive any right to any individual monetary recovery in any such proceeding or lawsuit. Nothing in this Agreement is intended to impede your ability to report possible securities law violations to the government, or to receive a monetary award from a government administered whistleblower-award program. You do not need the prior authorization of the Company to make any such reports or disclosures or to participate or cooperate in any governmental investigation, action or proceeding, and you are not required to notify the Company that you have made such reports and disclosures or have participated or cooperated in any governmental investigation, action or proceeding. Nothing in this Agreement waives your right to testify or prohibits you from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when you have been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or an applicable governmental body.
This waiver and release covers only those claims that arose prior to your execution of this Agreement. The waiver and release contained in this Agreement does not apply to any claim which, as a matter of law, cannot be released by private agreement. If any provision of the waiver and release contained in this Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and a court shall enforce all remaining provisions to the full extent permitted by law.
5.ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that: (a) your ADEA Waiver does not apply to any claims that may arise after you sign this Agreement; (b) you should consult with an attorney prior to executing this Agreement; (c) you have 21 calendar days (such final date, the “Deadline”) within which to consider this Agreement (although you may choose to execute Agreement earlier); (d) you have 7 calendar days following the execution of the Agreement to revoke this Agreement; and (e) the Agreement will not be effective until the eighth day after you sign this Agreement provided that you have not revoked it (“Effective Date”). You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original 21-day consideration period provided in this section. To revoke the Agreement, you must deliver a written notice of revocation to the Company prior to the end of the 7-day period. You acknowledge that your consent to this Agreement is knowing and voluntary. The offer described in this Agreement will be automatically withdrawn if you do not sign the Agreement within the 21-day consideration period.
6.Unknown Claims Waiver. You understand and acknowledge that you are releasing potentially unknown claims, and that you may have limited knowledge with respect to some of the claims being released. You acknowledge that there is a risk that, after signing this Agreement, you may learn information that might have affected your decision to enter into this Agreement. You assume this risk and all other risks of any mistake in entering into this Agreement. You agree that this Agreement is fairly and knowingly made. In addition, you expressly waive and release any and all rights and benefits under the provisions of any applicable law (including Section 1542 of the Civil Code of the State of California), which reads substantially as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
You understand and agree that claims or facts in addition to or different from those which are now known or believed by you to exist may hereafter be discovered, but it is your intention to release all claims that you have or may have against the Released Parties, whether known or unknown, suspected or unsuspected.
7.Breach. In the event that you materially breach any of your material obligations under this Agreement or as otherwise imposed by law, the Company will be entitled to recover all severance and other consideration paid or provided under this Agreement and to obtain all other relief provided by law or equity.
8.No Admission. Nothing contained in this Agreement shall constitute or be treated as an admission by the Company of any liability, wrongdoing, or violation of law.
9.Continuing Obligations. At all times in the future, you will remain bound by the Confidential Information and Invention Assignment Agreement entered into by and between you and the Company with an effective date of April 6, 2022 (the “Confidentiality Agreement”) in accordance with its terms.
10.Return of Company Property. You agree that, as of (or promptly following) the Termination Date, you have returned (or will return) to the Company any and all Company property in your possession or control, including, without limitation, equipment, documents (in paper and electronic form), credit cards, and phone cards and you have returned and/or destroyed all Company property that you stored in electronic form or media (including, but not limited to, any Company property stored in your personal computer, USB drives or in a cloud environment).

11.Non-Disclosure. Except if required by law, you agree that you will not disclose to others this Agreement or its terms, except that you may disclose such information to your spouse, and to your attorney or accountant in order for such individuals to render services to you.
12.Non-Disparagement. You agree that you will never make any negative or disparaging statements (orally or in writing or in any medium, including via blogging or otherwise via the internet) about the Company or its subsidiaries, successors, stockholders, directors, officers, employees, service providers, agents, advisors, partners, affiliates, products, services, formulae, corporate structure or organization, marketing methods, business practices or performance, except as required by law.
13.Section 409A. You and the Company intend that all payments made and benefits provided under this Agreement are exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other guidance there under and any state law of similar effect (collectively “Section 409A”) so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt. In no event will the Company reimburse you for any taxes or other penalties that may be imposed on you as a result of Section 409A and you shall indemnify the Company for any liability that arises as a result of Section 409A.
14.Dispute Resolution. To ensure rapid and economical resolution of any disputes relating to this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement, or its interpretation, enforcement, breach, performance or execution, shall be resolved by final, binding and confidential arbitration before a single arbitrator in Utah County, Utah (or another mutually agreeable location) conducted under the Judicial Arbitration and Mediation Services (JAMS) Streamlined Arbitration Rules & Procedures, which can be reviewed at http://www.jamsadr.com/rules-streamlined-arbitration/. Before engaging in arbitration, you and the Company agree to first attempt to resolve the dispute informally or with the assistance of a neutral third-party mediator. You and the Company each acknowledge that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim except as provided herein. The arbitrator may in his or her discretion award attorneys’ fees to the prevailing party. All claims, disputes, or controversies subject to arbitration as set forth in this paragraph must be submitted to arbitration on an individual basis and not as a representative, class and/or collective action proceeding on behalf of other individuals. Any issue concerning the validity of this representative, class and/or collective action waiver must be decided by a Court and if for any reason it is found to be unenforceable, the representative, class and/or collective action claim may only be heard in Court and may not be arbitrated. Claims will be governed by applicable statutes of limitations. This arbitration agreement does not cover any action seeking only emergency, temporary or preliminary injunctive relief (including a temporary restraining order) in a court of competent jurisdiction in accordance with applicable law. This arbitration agreement shall be construed and interpreted in accordance with the Federal Arbitration Act.
15.Entire Agreement. You agree that except for the Confidentiality Agreement, and except as otherwise expressly provided in this Agreement regarding the applicable provisions of the Employment Agreement, this Agreement renders null and void any and all prior or contemporaneous agreements between you and the Company or any affiliate of the Company other than the Consulting Agreement to be executed in connection with this Agreement. You and the Company agree that this Agreement together with the Consulting Agreement constitutes the entire agreement between you and the Company and any affiliate of the Company regarding the subject matter of this Agreement, and that this Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.
16.Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of Utah, without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.
17.Counterparts. You agree that this Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution via DocuSign or a similar service, or of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and an electronic or facsimile signature or scanned image of a signature shall be deemed an original and valid signature.
To accept this Agreement, please sign and date this Agreement and return it to me no later than the Deadline. This Agreement will become effective on the Effective Date.

Sincerely,

WEAVE COMMUNICATIONS, INC.
By: /s/ Erin Goodsell
(Signature)
Name: Erin Goodsell
Title: Chief Legal Officer

My agreement with the terms and conditions of this Agreement is signified by my signature below. I agree to strictly comply with all the terms and conditions of this Agreement. Furthermore, I acknowledge that I have read and understand this Agreement and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

Signed: /s/ Branden Neish

Dated: 5/2/2025

ATTACHMENT A

INDEPENDENT CONTRACTOR CONSULTING AGREEMENT

This Independent Contractor Consulting Agreement (the “Agreement”) is made by and between Weave Communications, Inc., a Delaware corporation, with its principal place of business at 1331 West Powell Way, Lehi, UT 84043 (“Weave”) and Branden Neish (“Contractor”). Weave and Contractor are each referred to herein individually as a “Party” and collectively as the “Parties.” This Agreement shall become effective on May 16, 2025 (the “Effective Date”).

WHEREAS, Weave wishes to engage Contractor to provide consulting services as set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the Parties agree as follows:
1.The Services. Contractor is being engaged by Weave to provide the services specified in the Services Description attached hereto as Exhibit A, and incorporated herein by reference (the “Services”). Unless Weave and Contractor agree through a separate written agreement. Contractor shall be required to provide their own equipment at their sole expense. Contractor may retain at its own expense, employees or assistants who are bound to confidentiality obligations no less protective of Confidential Information (as defined below) than the confidentiality provisions contained in this Agreement.
2.Independent Contractor Status. Contractor is acting as an independent contractor and not as an employee, partner, or agent of Weave. Nothing herein shall create or is intended to create any partnership, employment, or joint venture relationship between the Parties. Contractor acknowledges that Contractor must obtain and maintain all necessary licenses, insurance, or other obligations to perform under this Agreement. Weave shall not be required to pay Contractor wages or benefits under this Agreement.
3.Reports. Contractor may be required to provide reports to Weave detailing the services and work performed. Contractor agrees to provide records, reports, and other similar documentation to Weave as requested.
4.Work for Hire. Contractor understands and agrees that, to the extent permitted by law, all work product, including, without limitation, any and all such work product generated and maintained on any form of electronic media, that Contractor generates, either alone or jointly with others, in the performance of this Agreement will be considered a “work made for hire,” and ownership of any and all copyrights in any and all such work product will belong to Weave.
5.Compensation. As full and complete payment for Services rendered under any Services Description, Contractor shall be compensated as set forth in the Compensation section of the Services Description  (“Compensation”). Unless otherwise indicated in the Services Description, Contractor shall be solely responsible for any expenses incurred by Contractor in connection with the Services. Contractor shall only be reimbursed if reimbursement is identified in the Services Description and in accordance with the Weave Expense Policy (“Expense Policy”) attached as Exhibit B.
6.Confidentiality. The Parties acknowledge that, in connection with this Agreement, each party may obtain information relating to the other party and that is of a confidential and proprietary nature

(“Confidential Information”). Such Confidential Information may include, but is not limited to, trade secrets, know how, inventions, techniques, processes, programs, schematics, software source documents, data, customer lists, financial information, and sales and marketing plans or information which is marked as confidential and/or the receiving party exercising reasonable judgement would understand is confidential, proprietary or trade secret information of the disclosing party. The receiving party shall at all times, both during and after the Term, keep in trust and confidence all such Confidential Information, and shall not use such Confidential Information other than as expressly authorized by the disclosing party under this Agreement, nor shall the receiving party disclose any such Confidential Information to third parties without the disclosing party’s written consent unless such disclosure is necessary to fulfill the receiving party’s obligations under this Agreement and any such third party is bound in writing by obligations of confidentiality reasonably consistent with those set forth herein. The receiving party further agrees to immediately return to the disclosing party all Confidential Information (including copies thereof) in the receiving party’s possession, custody, or control upon termination of this Agreement at any time and for any reason. The obligations of confidentiality herein shall not apply to information which: (i) has entered the public domain except where such entry is the result of the receiving party’s breach of this Agreement; (ii) prior to disclosure hereunder was already rightfully in the receiving party’s possession; (iii) subsequent to disclosure hereunder is obtained by the receiving party on a non-confidential basis from a third party who has the right to disclose such information to the receiving party; or (iv) is required to be disclosed pursuant to law or government regulation; provided that the receiving party gives the disclosing party reasonable notice of such required disclosure and an opportunity to obtain confidential treatment and/or an appropriate protective order, to the extent permitted by law.
7.Indemnification. Contractor shall indemnify, defend and hold harmless Weave, its affiliates and representatives, against any and all losses, claims, and expenses, including reasonable attorneys’ fees, arising or resulting from: (i) any act or omission of Contractor related to the Services performed; (ii) any unauthorized use by Contractor of Confidential Information; or (iii) any breach of any representation, warranty, agreement, or covenant of Contractor contained in this Agreement.
8.Term and Termination. This Agreement shall be effective as of the Effective Date and, except in the event of a material breach of this Agreement, the Transition to Consulting Services and Release of Claims Agreement, or continuing obligations in Contractor’s April 6, 2022 Employment Agreement, shall remain in effect for the term specified in the Services Description (the “Term”).
9.Contractor’s Representations, Warranties, and Covenants.
a.Contractor represents and warrants that Contractor has read, understands and has authority to execute this Agreement.
b.Contractor will comply with all applicable laws and Weave’s policies and procedures and shall maintain all licenses, permits and registrations required by law for the performance of the Services.
c.Contractor represents and warrants that Contractor is free to enter into this Agreement and is not bound by any employment agreement, non-disclosure or non-competition agreement, or any other agreement, document, or obligation, that may limit Contractor’s ability  to perform any of the obligations under this Agreement, or that may result in liability to Weave in any manner, action, suit, or other proceeding concerning Contractor’s current or former employment or engagement or the termination thereof.
10.Notices. In the event either Party needs to provide notice to the other Party: (i) Weave shall provide Contractor with notice to the email and street address provided by Contractor for this purpose; and (ii) Contractor shall provide written notice to Weave be mailing notice to Weave’s registered agent and emailing [PERSONAL INFORMATION REDACTED].
11.Governing Law. This Agreement shall be governed by the laws of the State of Utah, without reference regarding conflicts of law. Any dispute arising out of this Agreement shall submit to the exclusive jurisdiction of the state or federal courts of Utah.
12.Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all together one Agreement.
13.Amendment. This Agreement may be modified or amended by written agreement and signed by both parties.
14.Survival; Assignment. Sections 4, 6, 7, and 9, of this Agreement shall survive and continue in full force and effect after any termination or expiration of this Agreement. This Agreement may not be assigned, delegated, or subcontracted by Contractor without Weave’s prior written consent and in Weave’s sole discretion. Any assignment, delegation, subcontracting in violation with this section shall be void.
15.Severability. If any term or provision of this Agreement is found to be invalid, void, or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.
16.Entire Agreement. This Agreement including any addenda constitutes the Parties’ entire agreement with respect to the subject matter hereof and supersedes any and all prior statements or agreements, both written or oral, related thereto.
    The Parties acknowledge and accept that this is the entire Agreement of the Parties as of the Effective Date.

WEAVE COMMUNICATIONS, INC.        CONSULTANT

/s/ Erin Goodsell              /s/ Branden Neish
Name: Erin Goodsell                    Name: Branden Neish
Title: Chief Legal Officer                Title: Consultant
Date: 5/2/2025                        Date: 5/2/2025

EXHIBIT A
Services Description

Services	Provide transition services relating to product and engineering organizations, including being reasonably available for phone calls and regularly reviewing and responding to email.
Duration of Services	Four months from the Effective Date.
Location(s)	N/A
Compensation	Continued vesting of existing RSU grants through duration of services (September 16, 2025).
Expenses	N/A

Prior to payment, Consultant is responsible for providing a completed W-9 tax form and returning the form to [PERSONAL INFORMATION REDACTED] for processing. Consultant is responsible for all taxes and fees associated with receipt of fees as well as the reporting of fees as required under applicable federal and state laws.

EXHIBIT B

EXPENSE POLICY

Consultants must request approval for costs and expenses from Weave prior to incurring the cost or expense. Consultant shall ensure that all costs and expenses incurred by Consultant will be the most economical. It shall be in Weave’s sole discretion whether or not a cost or expense shall be reimbursed. Consultant should contact Weave with any questions prior to making a purchase if it appears to be outside of the scope of this policy.

1.Reimbursable expenses may include, as pre-authorized by Weave:
a.Business-related airfare
i.Generally, air travel must be coach/economy class, and personnel should select the lease expensive option. Upgrades will not be reimbursed. Every effort should be made to secure favorable pricing, which can vary substantially.
b.Business-related ground transportation
i.Consultants should select the form of transportation that is most economical under the circumstances. Consultants are responsible for their own insurance, and insurance coverage offered by rental agencies will not be reimbursed.
c.Business-related hotel room
i.Hotel rooms should be selected on the basis of economical options.
d.Business-related meals
i.If you are provided a meal by the Company, hotel, conference center, etc., you are not permitted to submit a separate expense reimbursement for the same meal On the first and last day of travel, employees should only submit reimbursement requests for the cost of meals dependent on departure and arrival times.
e.Business-related toll fees and parking
i.Selection of least expensive, economy parking is required when available.
2.Non-reimbursable expenses include:
a.Personal expenses
b.Fees for frequent flyer programs, benefits, or airline club memberships
c.Fees for TSA Precheck, CLEAR, and Global Entry
d.Personal sundries or toiletries (such as magazines, books, newspapers, cocktails, mini-bar expenses, etc.)
e.Movies or other personal entertainment (including in-room and airfare movies)
f.Parking tickets, traffic tickets or traffic violations
g.Books, periodicals, and subscription services not incident to maintaining business-related certifications (e.g., Wall Street Journal, Crain’s, radio/TV/streaming services, LinkedIn Pro, etc.)
h.Lost or stolen personal items
i.Airline or travel insurance
j.Gym or health club facility fees
k.Child care, kennel or pet care fees
3.Reimbursement Process.

a.Weave shall determine if a cost or expense is qualified for reimbursement prior to the purchase being made by Consultant.
b.Requests for reimbursement of costs and expenses must be submitted to [PERSONAL INFORMATION REDACTED] within 30 days of the expense being incurred.
c.All reimbursement requests must be supported by receipts, with the exception of reimbursement requests for mileage related to use of a personal car.
d.For mileage reimbursement requests, you must submit documentation of the starting address, your destination location and the mileage it took.
e.In addition, the following receipts or bills must be attached to your expense report as supporting documentation (credit card statements are not acceptable):
i.Lodging: Itemized hotel bill.
ii.Meals: Itemized restaurant receipt and credit card slip.
iii.Travel: Last copy of ticket, itinerary, or the travel service’s bill with sufficient information as to flight or train, destinations, class of service, etc.
iv.Rental car: Itemized rental car bill.
v.Taxi Cab / Car Service: Original receipt.